MEMORANDUM

September 30, 2013

TO:         Mary Edwards/Annie Cook
Fax: 816-218-1593

FROM:     Layne Rasmussen, Vice President, Controller and Chief Financial Officer
Principal Funds
(515) 247-6783

RE:	Principal Funds, Inc. (“PFI”) Purchase

Principal Management Corporation will be wiring $60,000 to the bank account of the transfer agent, BFDS, at State Street Bank.

The State Street Bank Information is as follows:
ABA: 011000028
DDA: 99056707
The TA2000 PFSC account number will be included for reference.

This $60,000 should be used to purchase the initial shares of the PFI funds listed below. The $60,000 invested in the funds should purchase shares in the new PFI share class as shown below.

Fund Name	Class	TA Fund Number	TA2000 PFSC Account Number	Amount
BLUE CHIP (A)	A	4140	8000097238	$10,000
BLUE CHIP (C)	C	4440	8000097238	$10,000
BLUE CHIP (P)	P	4340	8000097238	$10,000
GLOBAL OPPORTUNITIES (A)	A	4141	8000097238	$10,000
GLOBAL OPPORTUNITIES (C)	C	4441	8000097238	$10,000
GLOBAL OPPORTUNITIES (P)	P	4341	8000097238	$10,000